Exhibit (a)(1)(A)

TD AMERITRADE HOLDING CORPORATION

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of the prospectus relating to the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, as amended and restated, covering securities that have been registered under the Securities Act of 1933, as amended.

FEBRUARY 22, 2007

TD AMERITRADE HOLDING CORPORATION

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at
6:00 p.m., Eastern Daylight Time, on March 23, 2007 unless we extend them.

By this offer to amend the exercise price of certain options (which we refer to as the “offer to amend” or “tender offer”), TD AMERITRADE Holding Corporation is giving all eligible option holders the right to amend certain outstanding options, which we refer to as the “offer.” Each eligible option holder will be provided with an individualized Election Form (referred to as the “Election Form”) setting forth his or her eligible options, the new exercise price that would apply to each eligible option, if amended, and other relevant information.

TD AMERITRADE Holding Corporation (which we refer to as “TD AMERITRADE,” the “Company,” “we,” “our,” or “us”) has determined that certain stock options granted on October 24, 2001 and September 25, 2003 were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended, or the “Code.” These consequences include income inclusion at vesting, an additional 20% federal penalty tax and interest charges. If you elect to participate in this offer, your eligible options will no longer be subject to the adverse tax consequences under Section 409A.

You are an “eligible option holder” only if you are (1) subject to taxation in the United States, (2) hold eligible options to purchase our common stock that remain outstanding on the last date on which this offer remains open for acceptance and (3) an active employee or other service provider on the last date on which this offer remains open for acceptance.

An option to purchase common stock is eligible for this offer, or an “eligible option,” only if each of the following conditions is met:

•	the option was granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for accounting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was granted on October 24, 2001 or September 25, 2003;

•	the option was unvested as of December 31, 2004; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance, or the “expiration date”.

If you participate in this offer, any eligible option tendered for acceptance will be replaced with an amended option with a new exercise price that has been increased to the fair market value of our common stock on the option’s measurement date for accounting purposes. No other change will be made to your option.

If only a portion of your option vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and only that portion will be amended to increase the exercise price. Your Election Form will list the original exercise price of your eligible options, as well as the new exercise price of such options, if you accept this offer.

Amended Options

If you elect to participate in this offer to amend, the eligible option will be amended on the date that this offer expires which we currently expect to be March 23, 2007. Each amended option will continue to be subject to the current option agreements between you and the Company, except for the new exercise price.

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Any amended option you receive will continue to be subject to the same vesting schedule and, with the exception of the increased exercise price, the other terms and conditions of your option.

Promptly following the expiration of the offer, we will send you an option amendment with a new strike price for the eligible options you tendered to us.

Other Matters

The offer is not conditioned upon a minimum number of the outstanding eligible options being tendered, but the offer is subject to customary conditions, which we describe in Section 7 of this offer to amend. You are not required to accept this offer.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “AMTD.” On February 20, 2007, the closing price of our common stock was $17.00 per share.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT — ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached election form before 6:00 p.m., Eastern Daylight Time, on March 23, 2007:

submit it online via PEOPLESOFT accessible at
https://ps.ameritrade.com

or return it via fax to:

Human Resources Department
TD AMERITRADE Holding Corporation
Fax: (402) 827-8921

or hand deliver it to:

Human Resources Department
TD AMERITRADE Holding Corporation
4211 S. 102nd Street
Omaha, Nebraska 68127

Only responses that are complete, signed, and actually received by the Human Resources Department or properly submitted online via PeopleSoft by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. TD AMERITRADE intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two business days. Responses may be submitted only via fax, hand delivery, or online via PeopleSoft. Responses submitted by any other means, including e-mail, are not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

TD AMERITRADE has prepared communications regarding this offer and will provide general tax information to eligible option holders with respect to this offer. TD AMERITRADE will not provide tax advice specific to an individual’s circumstances. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct general questions about the terms of this offer to your Human Resources Relationship Manager or to the Human Resources Associate Resource Center at (866) 373-3872.

Offer to Amend the Exercise Price of Certain Options, dated February 22, 2007.

You should rely only on the information contained in this offer to amend or other documents which we refer you to. We have not authorized anyone to provide you with different information. Some state jurisdictions may also impose additional taxes with respect to your eligible options. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. We are not making an offer of the amended options in any jurisdiction in which the offer is not permitted. We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction. You should not assume that the information provided in this offer to amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

Forward-looking Statements

This offer to amend, including the section entitled “Risks of Participating in the Offer,” contains “forward-looking statements.” All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters, and are dependent upon certain risks and uncertainties, including those set forth in this offer to amend. You should carefully consider these risks, in addition to the other information in this offer to amend and in our other filings with the SEC, as these risks and uncertainties could cause our actual results to differ from those contained or implied in the forward-looking statements. The following discussion should be read in conjunction with the risk factors and financial statements and notes to financial statements set forth in our most recent Form 10-K for the fiscal year ended September 29, 2006 filed with the SEC on December 7, 2006, and Form 10-Q for the fiscal quarter ended December 31, 2006 filed with the SEC on February 8, 2007, each incorporated by reference into this offer to amend, as well as our most recent Forms 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer to amend, which speak only as of the date hereof. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

SUMMARY TERM SHEET

This section provides a summary term sheet describing the material terms of the tender offer and is followed by a question-and-answer section that addresses the material terms of the tender offer. The complete description of the tender offer begins on page 15. Because this summary does not contain all of the information you should consider in deciding whether to accept the offer, you should carefully read the remainder of the offer to amend, including the exhibits. The offer to amend is made subject to the terms and conditions of these documents, as they may be amended.

Offer Section 3 of the Offer to Amend	TD AMERITRADE Holding Corporation is offering to amend certain options granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan in order to avoid the consequences of § 409A of the Internal Revenue Code.
Eligible Option Holders	Eligible option holders are those individuals who are:
Section 1 of the Offer to Amend	• Subject to taxation in the United States
• Hold eligible options to purchase our common stock that remain outstanding on the last date on which this offer remains open for acceptance
• An active employee or other service provider on the last date on which this offer remains open for acceptance
Eligible Options	Options eligible for the offer:
Section 2 of the Offer to Amend
  • Granted on October 24, 2001 or September 25, 2003 under our 1996 Long-Term Incentive Plan with an exercise price per share less than the fair market value of the common stock on the measurement date for accounting purposes

• Unvested as of December 31, 2004
• Outstanding on the last date the tender offer remains open for acceptance
Amended Options Section 2 of the Offer to Amend	Options accepted in the tender offer will be amended to reflect a higher exercise price. No other change will be made to your option.
The difference between the new exercise price and your current exercise price was paid to you on December 29, 2006. You are entitled to keep this payment whether or not you elect to participate in the tender offer.
Tax Consequences Section 14 of Offer to Amend	If you accept the tender offer, we believe you will avoid the adverse tax consequences under § 409A of the Internal Revenue Code associated with your effected options.
Under § 409A, you may be required to recognize ordinary income before you exercise your options and may be subject to an additional 20% federal tax and interest penalty.
We recommend you consult with your financial, legal and/or tax advisor before you decide to accept the offer.
Acceptance Section 6 of the Offer to Amend	Subject to the terms and conditions of this offer and promptly following March 23, 2007, the expiration date, we will accept for amendment all eligible options properly tendered for acceptance that have not been validly withdrawn.

Upon their acceptance, these options will be amended to reflect the new exercise price.
Withdrawal Section 5 of the Offer to Amend	You may withdraw options you previously tendered for acceptance at any time before 6:00 p.m., Eastern Daylight Time, on March 23, 2007, the expiration date. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
Conditions to the Offer Section 7 of the Offer to Amend	The offer is subject to customary conditions, including the occurrence of:
• any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,
• the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

  • any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

  • in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

  • the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

• if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer.
Risk Factors	Participating in the offer involves a number of tax-related risks, which are described under the heading “Risks of Participating in the Offer” beginning on page 14. You should carefully consider these risks, and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer.
Interests of Directors and Executive Officers Section 11 of the Offer to Amend	None of our executive officers who hold eligible options were executive officers at the time of the grant of the eligible options.
None of our directors hold eligible options and therefore none of our directors are eligible to participate in the offer.

QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents, as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?	4
Q2.	Why is TD Ameritrade making this offer?	5
Q3.	Who is eligible to participate in this offer?	5
Q4.	Which options are eligible for amendment in this offer?	5
Q5.	How do I participate in this offer?	5
Q6.	If I decide to participate in the offer, what will happen to my current eligible options?	6
Q7.	What will I receive in return for my options?	7
Q8.	When will I receive my amendment to my eligible options?	7
Q9.	Have I been compensated for the increase in the exercise price of my amended options?	8
Q10.	If I do not accept the tender offer do I have to return the cash payment made on December 29, 2006?	8
Q11.	Am I required to participate in this offer?	8
Q12.	What are the impacts to me personally if I participate in the offer?	8
Q13.	After my options are accepted for amendment, is there anything I must do to receive the amended options?	8
Q14.	When will my amended options vest?	8
Q15.	Will the terms and conditions of my amended options be the same as my original options?	8
Q16.	What happens to my options if I elect to participate in the offer but then exercise those options before expiration of the offer?	8
Q17.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my options are not accepted?	9
Q18.	Are there any positive or negative tax consequences to my participation in the offer?	9
Q19.	If I choose to participate in this offer, are there circumstances under which my eligible options would not be amended?	10
Q20.	How will TD Ameritrade confirm to me that my election form or withdrawal form has been received?	11
Q21.	Can I accept this offer with respect to shares of TD Ameritrade common stock that I previously acquired upon exercise of options?	11
Q22.	Will my decision to participate in the offer have an impact on my ability to receive other stock based awards in the future?	11
Q23.	What are the accounting consequences of the offer?	11
Q24.	How does TD Ameritrade determine whether I have properly accepted this offer?	11
Q25.	When will my amended options expire?	11
Q26.	Will I receive any paperwork indicating my options have been amended?	11
Q27.	Are there any conditions to this offer?	11
Q28.	If you extend the offer, how will you notify me?	12
Q29.	How will you notify me if the offer is changed?	12
Q30.	Can I change my mind and withdraw from this offer?	12
Q31.	How do I withdraw my election?	12
Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?	12
Q33.	Can I change my mind about which options to tender for acceptance?	12
Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?	13
Q35.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	13
Q36.	Will my amended options remain nonstatutory stock options for United States tax purposes?	13
Q37.	Does this offer impact my award of restricted stock units?	13
Q38.	Who can I contact if I have questions about the offer or if I need additional copies of the offer documents?	13

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible option holders to elect to have certain outstanding options that were granted on October 24, 2001 or September 25, 2003 amended to avoid certain tax consequences described in Question and Answer 18. This offer is described in the following questions and answers, and in the remainder of this offer to amend.

Terms Used in the Offer

The following are some terms that are frequently used in this offer to amend.

• “amended options” refers to eligible options that are amended pursuant to this offer.

• “amendment date” refers to the date when the eligible options you tender for acceptance in this offer will be amended to reflect the new exercise price. We expect that the amendment date will be March 23, 2007, which is the same date as the expiration date of the offer. If the expiration date is extended, then the amendment date will be similarly extended.

• “Election Form” refers to the letter that will be provided to each eligible option holder. The Election Form will list eligible options and, for each eligible option, will list the original exercise price, the number of unexercised shares subject to the option and that are eligible options and the new exercise price if the option is amended.

• “eligible option holder” refers to all individuals who (1) are subject to United States taxation, (2) hold outstanding eligible options, if those options remain outstanding on the last date on which this offer remains open for acceptance and (3) are an active employee or other service provider on the last date on which this offer remains open for acceptance.

• “eligible options” refers to all options granted on either October 24, 2001 or September 25, 2003 and unvested as of December 31, 2004 that may be accepted in this offer in exchange for amended options, as described in Question and Answer 4 and Section 1 of the offer to amend. Your Election Form will list your options that are considered eligible options under this offer.

• “executive officers” refers to those officers of TD AMERITRADE listed on Schedule A.

• “expiration date” refers to the date that this offer expires. The expiration date will be March 23, 2007 at 6:00 p.m., Eastern Daylight Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

• “new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase TD AMERITRADE common stock. An amended option’s new exercise price will be equal to the fair market value of a share of TD AMERITRADE common stock on the applicable measurement date for accounting purposes. Your Election Form will list this new exercise price for each of your eligible options if you accept this offer.

• “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on February 22, 2007, and end at 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless the offer is extended.

• “option” refers to an option to purchase one or more shares of our common stock.

• “original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 7. Your Election Form will list the original exercise price of each of your eligible options.

• “Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the tax regulations thereunder.

Q2.	Why is TD AMERITRADE making this offer?

A2.	It has been determined that certain options granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan were issued with an exercise price less than the fair market value of the underlying common stock on the measurement date for accounting purposes. Unfortunately, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject the eligible option holders to unfavorable tax consequences. If the eligible options are amended, the unfavorable tax consequences described in Section 14 of this offer to amend, will be eliminated. See Section 3 on page 17 where we discuss the offer in further detail.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued options to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services for TD AMERITRADE and its parent and subsidiary companies, and to promote the success of our business.

Q3.	Who is eligible to participate in this offer?

A3.	You may participate in this offer if you are (1) subject to United States taxation, (2) hold otherwise eligible options, if those options remain outstanding as of the last date on which this offer remains open for acceptance and (3) an active employee or other service provider on the last date on which this offer remains open for acceptance. See Section 1 on page 15 where we discuss eligibility to participate in the offer in further detail.

Q4.	Which options are eligible for amendment in this offer?

A4.	An option to purchase our common stock is an eligible option under this offer only if each of the following conditions is met:

• the option was granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan;

• the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for accounting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

• the option was granted on October 24, 2001 or September 25, 2003;

• the option was unvested as of December 31, 2004; and

• the option is still outstanding as of the last date on which this offer remains open for acceptance (the “expiration date”).

Q5.	How do I participate in this offer?

A5.	If you choose to participate in this offer, you must do the following before the expiration date on 6:00 p.m., Eastern Daylight Time, on March 23, 2007:

1. Properly complete and sign the attached election form.

     2. Submit your completed and signed election form online via PeopleSoft at https://ps.ameritrade.com, by hand delivery to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or fax it to the Human Resources Department at (402) 827-8921

If you participate in this offer, you will be required to tender for acceptance the entire eligible portion of each eligible option grant. In other words, you cannot tender a portion of any singular eligible option grant.

But if you hold more than one eligible option grant, each separate grant must be tendered in order for all of your options to be amended. To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Election Form listing your eligible option grants and the new exercise price that will apply if the eligible option is amended.

If you hold an option that is not listed on the Election Form, that option will not be amended and it is not affected by this offer.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any acceptance that we reasonably determine is not in good order or that we reasonably determine unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer, we will accept all eligible options for which a proper election has been made. See Section 4 on page 17 for additional information regarding acceptance procedures.

Your election to participate becomes irrevocable after 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless the offer is extended, in which case your election will become irrevocable after the new expiration date. The only exception is that if we have not accepted your options by 10:00 p.m., Eastern Daylight Time, on April 20, 2007, you may withdraw your election at any time thereafter.

We may extend this offer. If we extend this offer, we will issue an e-mail or other communication disclosing the extension no later than 6:00 a.m., Eastern Daylight Time, on the business day following the previously scheduled expiration date.

If you participate in this offer, you must complete and sign the attached election form, and return it before 6:00 p.m., Eastern Daylight Time, on March 23, 2007:

Via fax to:

Human Resources Department TD AMERITRADE Holding Corporation Fax: (402) 827-8921

Or hand delivery to:

Human Resources Department 4211 S. 102nd Street Omaha, Nebraska 68127

Or submit an election form online via PeopleSoft at https://ps.ameritrade.com.

Only responses that are complete, signed, and actually received by the Human Resources Department by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. TD AMERITRADE intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two business days. Responses may be submitted only via fax, hand delivery, or online via PeopleSoft. Responses submitted by any other means, including e-mail, are not permitted.

Q6.	If I decide to participate in the offer, what will happen to my current eligible options?

A6.	If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date to reflect the new exercise price. The expiration date will be March 23, 2007, unless the offer period is extended.

The amended option will contain all of the same terms as your original option grant, except for the exercise price, and will continue to be subject to the terms and conditions of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan. See Section 6 on page 19 where we discuss current eligible options in further detail.

Q7.	What will I receive in return for my options?

A7.	If you participate in this offer, any eligible option you tender for acceptance will be replaced with the following consideration:

• An amended option with a new exercise price that has been increased to the fair market value of our common stock on the option’s measurement date for accounting purposes. No other changes will be made to your option.

• If only a portion of your option vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and only that portion will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Election Form will list the original exercise price of your eligible options, as well as the new exercise price of such options, if you accept this offer.

For example:

Eligible Option Example 1

You were granted an option on October 24, 2001 to purchase 10,000 shares of common stock with an exercise price per share equal to $4.25 per share, with a 4-year vesting schedule. Of the number of shares subject to your option, 7,500 shares vested on or before December 31, 2004. On the option’s original measurement date for accounting purposes, the fair market value of TD AMERITRADE common stock was $4.82 per share. As of the offer expiration date, you had not exercised any portion of the option.

     1. The option will be an eligible option with respect to 2,500 shares because the 7,500 shares that vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible to participate in this offer.

2. The option to purchase 2,500 shares will be amended to increase the exercise price to $4.82 per share.

Eligible Option Example 2

You were granted an option on September 25, 2003 to purchase 10,000 shares of TD AMERITRADE common stock with an exercise price per share equal to $9.46 per share, with a 4-year vesting schedule. Of the number of shares subject to your option, 2,500 shares vested on or before December 31, 2004. On the option’s original measurement date for accounting purposes, the fair market value of TD AMERITRADE common stock was $9.85 per share. As of the offer expiration date, you had not exercised any portion of the option.

     1. The option will be an eligible option with respect to 7,500 shares because the 2,500 shares that vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible to participate in this offer.

2. The option to purchase 7,500 shares will be amended to increase the exercise price to $9.85 per share.

All exercise prices in the examples above reflect adjustments made for the January 2006 $6.00 per share special dividend paid in connection with the acquisition of TD Waterhouse Group, Inc.

Q8.	When will I receive my amendment to my eligible options?

A8.	Any eligible options tendered for acceptance will be amended on the amendment date (following the expiration of the offer). The amendment date will be the same date on which this offer expires. We expect the amendment date will be March 23, 2007. If the expiration date of the offer is delayed, the amendment date will be similarly delayed. Promptly after the expiration of the offer, we will send you a letter or other paperwork regarding your amended options. See Section 6 on page 19 where we discuss amending options in further detail.

Q9.	Have I been compensated for the increase in the exercise price of my amended options?

A9.	Yes. TD AMERITRADE made a cash payment to you on December 29, 2006 in an amount equal to the difference between the new exercise price and your current exercise price. This payment will be treated as taxable income in 2006.

Q10.	If I do not accept the tender offer do I have to return the cash payment made on December 29, 2006?

A10.	No. You are entitled to keep the cash we paid because this payment was made without any vesting requirements and/or forfeiture conditions and is not contingent on your participation in this offer.

Q11.	Am I required to participate in this offer?

A11.	No. Participation in this offer is completely voluntary.

If you do not participate in this offer, you may be subject to certain adverse tax consequences which we describe in Question and Answers 17 and 18.

Q12.	What are the impacts to me personally if I participate in the offer?

A12.	We will not provide tax advice to any individual, and if you have further questions we recommend that you discuss your personal tax consequences of this offer with your financial, legal and/or tax advisors. However, we have structured the offer in order to avoid the adverse tax consequences imposed by Section 409A.

Q13.	After my options are accepted for amendment, is there anything I must do to receive the amended options?

A13.	No. Once the offer has expired and your election with respect to options has been accepted, your eligible options will be amended, and we will provide the amendment to you promptly after the expiration of the tender offer. See Section 2 on page 15 where we discuss the offer in further detail.

Q14.	When will my amended options vest?

A14.	If your options are amended, they will continue to vest according to the vesting schedule of your original options. Future vesting is subject to your continued service to us through each relevant vesting date. See Section 9 on page 22 where we discuss vesting in further detail.

Q15.	Will the terms and conditions of my amended options be the same as my original options?

A15.	Yes. Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options. See Sections 2, 9 and 14 on pages 15, 22, 29 respectively, where we discuss terms and conditions of the amended options in further detail.

Q16.	What happens to my options if I elect to participate in the offer but then exercise those options before expiration of the offer?

A16.	If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer. Your options instead will terminate upon exercise in accordance with their terms. In addition, with respect to those eligible options you exercise prior to expiration of the offer, you may be required to recognize ordinary income and may also be subject to an additional 20% penalty tax and interest. Furthermore, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to

Section 409A and thereby imposes a 20% tax with regard to discounted stock options (in addition to the federal 20% tax and any federal and state income taxes). See Section 14 on page 29 where we discuss tax consequences in further detail.

Q17.	What happens to my options if I do not turn in my election form by the deadline, choose not to participate or my options are not accepted?

A17.	If we do not receive your election form by the deadline, you choose not to participate, or your options are not accepted by us, your existing options will (1) remain outstanding until they expire by their terms, which includes expiration in the event that your employment is terminated, and (2) retain all of their current terms, including the original exercise price.

As described in Question and Answer 18 below, you may be required to recognize ordinary income before the options are exercised and may also be subject to an additional 20% federal tax and interest penalty. Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than the 20% federal penalty. We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences. See Section 14 on page 29 where we discuss tax consequences in further detail.

Q18.	Are there any positive or negative tax consequences to my participation in the offer?

A18.	Yes. As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A of the United States Internal Revenue Code of 1986, as amended, and proposed tax regulations issued under Section 409A provide that stock options issued with an exercise price less than the fair market value of the underlying stock on the measurement date for accounting purposes (meaning they were granted at a discount) must have fixed exercise dates to avoid early income recognition, an additional 20% federal tax and interest penalty. None of the eligible options have fixed exercise dates and therefore Section 409A would likely subject you to income recognition before the options are exercised and would subject you to the additional 20% federal tax. It is likely that you would have income recognition equal to the difference between the fair market value of the shares on the date of vesting and the exercise price, which we refer to as the “spread”. We believe that the tax applicable under Section 409A will be calculated based on the spread when the options vest. It is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed as well. Finally, certain states have also adopted laws similar to Section 409A. Consequently, eligible employees may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discounted stock options (in addition to the federal 20% tax and any federal and state income taxes).

TD AMERITRADE cannot guarantee any particular tax results related to your options at this time due to the uncertainty of the proposed tax regulations. However, TD AMERITRADE will withhold taxes and report income amounts to the Internal Revenue Service and other taxing authorities as required by applicable laws. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Tax Consequence Examples:

Example 1: You were granted an option on October 24, 2001 to purchase 10,000 shares of common stock with an exercise price per share equal to $4.25 per share, with a 4-year vesting schedule. Of the number of shares subject to your option, 7,500 shares vested on or before December 31, 2004 and, therefore are not eligible options subject to this offer. On the option’s original measurement date for accounting purposes, the fair market value of our common stock was $4.82 per share. On October 24, 2005, the remaining 2,500 shares subject to the option vested and on such date the per share fair market value of our common stock was $21.12. As of the offer expiration date, you had not exercised any portion of the option.

On the vesting date, you may have taxable income equal to $42,175 — the difference between $52,800 (2,500 shares that vest times $21.12) and $10,625 ($4.25 multiplied by the 2,500 shares that vest) and owe an additional $8,435 due to the 20% federal tax (20% of $42,175). Additionally, you may owe an interest penalty, with the calculation of the penalty dating back to the vesting date, and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Example 2: You were granted an option on September 25, 2003 to purchase 10,000 shares of common stock with an exercise price per share equal to $9.46 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 2,500 shares vested on or before December 31, 2004 and, therefore are not eligible options subject to this offer. On the option’s original measurement date for accounting purposes, the fair market value of our common stock was $9.85 per share. On September 25, 2007, 2,500 shares subject to the option vest and on such date the per share fair market value of our common stock is $17.35. As of the offer expiration date, you had not exercised any portion of the option.

On the vesting date, you may have taxable income equal to $19,725 — the difference between $43,375 (2,500 shares that vest times $17.35) and $23,650 ($9.46 multiplied by the 2,500 shares that vest) and owe an additional $3,945 due to the 20% federal tax (20% of $19,725). Additionally, you may owe an interest penalty, with the calculation of the penalty dating back to the vesting date and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

All exercise prices in the examples above reflect adjustments made for the January 2006 $6.00 per share special dividend paid in connection with the acquisition of TD Waterhouse Group, Inc.

If you participate in the offer, you should not be subject to the consequences described above and the offer itself will not cause you to be subject to United States federal income tax. In addition, you may have taxable income when you exercise your amended options or when you sell your shares.

Uncertainty

Unfortunately, the IRS has not issued definitive final regulatory guidance under Section 409A. We are making this offer to amend based on the current guidance provided by the IRS under Section 409A. There is a chance that the final guidance issued by the IRS may provide some relief with respect to eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our eligible option holders regarding such guidance.

In addition, if you are subject to taxation in the United States and also are subject to taxation in Canada, there may be additional tax consequences relating to your participation in this offer. Please see Schedule C of this offer to amend for a description of these tax consequences. Further, certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Q19.	If I choose to participate in this offer, are there circumstances under which my eligible options would not be amended?

A19.	No. If you choose to accept this offer, you will receive an amended option.

However, your option will not be amended if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Select Market rules. We do not anticipate any such prohibitions at this time. See Section 13 on page 29 for a more complete description of legal and regulatory matters.

Q20.	How will TD AMERITRADE confirm to me that my election form or withdrawal form has been received?

A20.	We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within two business days.

Q21.	Can I accept this offer with respect to shares of TD AMERITRADE common stock that I previously acquired upon exercise of options?

A21.	No. This offer relates only to outstanding options to purchase TD AMERITRADE common stock. Specifically, the offer relates to certain outstanding options that were granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan. You may not accept this offer with respect to any shares of common stock or other options to purchase common stock. See Section 2 on page 15 where we discuss the offer in further detail.

Q22.	Will my decision to participate in the offer have an impact on my ability to receive other stock-based awards in the future?

A22.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of any stock-based awards, or any other rights to you or anyone else.

Q23.	What are the accounting consequences of the offer?

A23.	The offer with respect to all eligible options is considered a modification of those options for accounting purposes. As a result, the Company will record incremental compensation expense to the extent that the combination of the fair value of the modified option plus the cash payment made on December 29, 2006 exceeds the fair value of the original option. Incremental compensation cost related to vested options will be recognized immediately. Incremental compensation cost related to unvested options will be recognized over the remaining requisite service period.

Q24.	How does TD AMERITRADE determine whether I have properly accepted this offer?

A24.	We will reasonably resolve all questions about the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding. We reserve the right to reject any election form or any options under this offer that we reasonably determine are not in good order or that we reasonably determine are unlawful to accept. We will accept all properly elected eligible options that are not validly withdrawn by you, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. See Section 4 on page 17 for a complete description of the procedures for electing to participate in the offer.

Q25.	When will my amended options expire?

A25.	Your amended options will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment or other service with the Company. See Section 9 on page 22 for a complete description of the terms of amended options.

Q26.	Will I receive any paperwork indicating my options have been amended?

A26.	Yes. Promptly after the expiration of the offer, we will send you an option amendment regarding your amended options. See Section 9 on page 22 for further information on the option amendment.

Q27.	Are there any conditions to this offer?

A27.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer to amend. However, the closing of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options.

Q28.	If you extend the offer, how will you notify me?

A28.	If we extend this offer, we will issue an e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration date. See Section 15 on page 32 for a complete description of extensions of the offer.

Q29.	How will you notify me if the offer is changed?

A29.	If we change the offer, we will issue an e-mail or other form of communication disclosing the change no later than 6:00 a.m., Eastern Daylight Time, on the next business day following the day we change the offer. See Section 15 on page 32 for a complete description of changes to the offer.

Q30.	Can I change my mind and withdraw from this offer?

A30.	Yes. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. However, if we have not accepted your election by 10:00 p.m., Eastern Daylight Time, on April 20, 2007, you may withdraw your tendered options at any time thereafter. See Section 5 on page 18 where we discuss withdrawal procedures in further detail.

Q31.	How do I withdraw my election?

A31.	To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

     2. Submit your completed withdrawal form online at PeopleSoft, accessible at https://ps.ameritrade.com, by hand delivery to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or fax the completed and signed withdrawal form to the Human Resources Department at (402) 827-8921

Any election with respect to options you do not withdraw will remain in effect under this offer pursuant to the last properly submitted election form. See Section 5 on page 18 where we discuss withdrawal procedures in further detail.

Q32.	What if I withdraw my election and then decide again that I want to participate in this offer?

A32.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date. You may elect to accept this offer with respect to some or all of the eligible option grants. The new election form must be signed and dated after the date of your withdrawal form. See Section 5 on page 18 where we discuss withdrawal procedures in further detail.

Q33.	Can I change my mind about which options to tender for acceptance?

A33.	Yes. You may change your mind after you have submitted an election form and change the options with respect to which you elect to accept this offer at any time before the expiration date by completing a withdrawal form online via PeopleSoft, accessible at https://ps.ameritrade.com, by hand delivering your withdrawal form to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or by completing and faxing a withdrawal form to the Human Resources Department at (402) 827-8921.

If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to accept this offer with respect to additional options, or you may choose to accept this offer with respect to fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form.

Q34.	How should I decide whether or not to accept this offer with respect to my eligible options?

A34.	We understand that the decision whether to accept this offer may not be straightforward because Section 409A is complex. There are risks to participating in the offer, which we discuss on page 14, and we encourage you to read this section. There are no guarantees that you could not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them than what we are offering as consideration in the offer. For example, it is possible that the Section 409A rules could be changed in a manner more favorable to you. The decision to participate in the offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. You may also contact your Human Resources Relationship Manager or call the TD AMERITRADE Human Resources Associate Resource Center at (866) 373-3872 with any general questions regarding the terms of this offer. See Section 3 on page 17 where we discuss the purpose of the offer in further detail.

Q35.	What happens if I have an option grant that is subject to a domestic relations order as the result of the end of a marriage?

A35.	If you have an eligible option grant that is subject to a domestic relations order (or similar legal document as the result of the end of a marriage) and a person who is not a current employee of TD AMERITRADE beneficially owns a portion of that option grant, you may accept this offer with respect to only the eligible portion beneficially owned by you. Any portion beneficially owned by a person who is not a current employee of TD AMERITRADE is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible option holder). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

For instance, if you are an eligible option holder and you hold an eligible option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this offer with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the offer at all with respect to this option grant. These are your only choices with respect to this option grant. See Section 2 on page 15 where we discuss domestic relations orders in further detail.

Q36.	Will my amended options remain nonstatutory stock options for United States tax purposes?

A36.	Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please see the tax disclosure in the section entitled “Material United States federal income tax consequences” on page 29.

We recommend that you read the tax discussion in this offer to amend in Section 14 on page 29 and discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

Q37.	Does this offer impact my award of restricted stock units?

A37.	No, restricted stock units are not impacted by this offer.

Q38.	Who can I contact if I have questions about the offer or if I need additional copies of the offer documents?

A38.	If you need additional copies of the offer documents or the election form, or for general questions concerning this offer, you should contact your Human Resources Relationship Manager or the Human Resources Associate Resource Center at (866) 373-3872.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the items discussed in “Risk Factors” set forth in Item 1A of TD AMERITRADE’s Annual Report on Form 10-K for the fiscal year ended September 29, 2006, which are hereby incorporated by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and/or tax advisors as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this offer to amend discussing the tax consequences in the United States, as well as the rest of this offer to amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

Economic Risks

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted. However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might have realized had you not agreed to the amendment which increased your exercise price of your eligible options (even after taking the adverse tax consequences into account). Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Tax-Related Risks

The IRS could change the regulations issued under Section 409A in a way that minimizes the tax consequences we believe you will be subject to.

The IRS is expected to provide additional guidance covering Section 409A and the tax implications of discounted options. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discounted options and, as a result, it may have been more beneficial to you not to participate in the offer and to have retained your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the Internal Revenue Service to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment of this offer or in the future if the tax laws change again in a manner that would adversely affect your new options. In that event, TD AMERITRADE cannot provide any assurance that a similar offer such as this one will be made.

State and local tax risks.

The discussion in Section 14 describes the material U.S. federal income tax consequences if you participate in the offer and if you do not participate in the offer. The state and local tax consequences may differ. We recommend that you consult with your individual tax and/or financial advisor with respect to the federal, state and local tax consequences of participating in this offer, as the tax consequences to you are dependent on your own individual tax situation.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. Certain eligible option holders may be subject to the tax laws in the United States, and also to the tax laws in Canada. If you are subject to the tax laws in Canada, please see the description of the tax consequences included in Schedule C to this offer to amend. You should also be certain to consult your personal tax advisor to discuss these consequences.

THE OFFER

1.	Eligibility.

You are an “eligible option holder” only if you are subject to United States taxation, hold eligible options that remain outstanding as of the last date on which this offer remains open for acceptance and are an active employee or other service provider on the last date on which this offer remains open for acceptance.

2.	Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options held by eligible option holders properly tendered for acceptance that are not validly withdrawn by you before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•	the option was granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan;

•	the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for accounting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•	the option was granted on October 24, 2001 or September 25, 2003;

•	the option was unvested as of December 31, 2004; and

•	the option is still outstanding as of the last date on which this offer remains open for acceptance, the “expiration date.”

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer (regardless of whether or not we extend the expiration date).

If you hold options granted on October 24, 2001 and September 25, 2003, you need not accept this offer for both grants. However, if you do choose to accept this offer with respect to either of these grants, you must accept this offer with respect to all of the shares subject to that option grant that were unvested as of December 31, 2004. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

As discussed below, this rule will not apply to the portion of any eligible option grant that is subject to a domestic relations order (or similar legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not a current employee of TD AMERITRADE. Any portion beneficially owned by a person who is not a current employee of TD AMERITRADE is not eligible in this offer (even if legal title to that portion of the option grant is held by you and you are an eligible option holder). You may, however, accept this offer with respect to the portion of the option grant you legally and beneficially own.

Subject to the terms of this offer and upon our acceptance of eligible options tendered for acceptance, any eligible option will be replaced with the following consideration:

•	An amended option with a new exercise price that has been increased to the fair market value of out common stock on the option’s measurement date for accounting purposes. No other changes will be made to your option.

•	If only a portion of your option vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and only that portion will be amended to increase the exercise price. The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer. Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

You will be provided with an Election Form which will list the eligible options and, for each eligible option, the original exercise price of your eligible options, and the new exercise price of the eligible options, if you accept this offer.

Eligible Option Example 1

You were granted an option on October 24, 2001 to purchase 10,000 shares of TD AMERITRADE common stock with an exercise price per share equal to $4.25 per share, with a 4-year vesting schedule. Of the number of shares subject to your option, 7,500 shares vested on or before December 31, 2004. On the option’s original measurement date for accounting purposes, the fair market value of TD AMERITRADE common stock was $4.82 per share. As of the offer expiration date, you had not exercised any portion of the option.

1. The option will be an eligible option with respect to 2,500 shares because the 7,500 shares that vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible to participate in this offer.

2. The option to purchase 2,500 shares will be amended to increase the exercise price to $4.82 per share.

Eligible Option Example 2

You were granted an option on September 25, 2003 to purchase 10,000 shares of TD AMERITRADE common stock with an exercise price per share equal to $9.46 per share, with a 4-year vesting schedule. Of the number of shares subject to your option, 2,500 shares vested on or before December 31, 2004. On the option’s original measurement date for accounting purposes, the fair market value of TD AMERITRADE common stock was $9.85 per share. As of the offer expiration date, you had not exercised any portion of the option.

1. The option will be an eligible option with respect to 7,500 shares because the 2,500 shares that vested on or before December 31, 2004 are not subject to Section 409A and are therefore not eligible to participate in this offer.

2. The option to purchase 7,500 shares will be amended to increase the exercise price to $9.85 per share.

All exercise prices in the examples above reflect adjustments made for the January 2006 $6.00 per share special dividend paid in connection with the acquisition of TD Waterhouse Group, Inc.

If you accept this offer with respect to unvested options and you are no longer an employee or other service provider of TD AMERITRADE on the date that the eligible option would have vested, you will not vest in any amended options you have received.

All amended options will continue to be subject to the terms of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and to the option agreement between you and the Company except for the new exercise price. The current form of option agreement under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan is attached as an exhibit to the Schedule TO with which this offer has been filed. See Section 9 of this offer to amend for a description of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan.

The expiration date for this offer will be 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the offer.

It has been determined that certain options granted under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan were issued with an exercise price less than the fair market value of the underlying common stock on the measurement date for accounting purposes. Unfortunately, Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 will likely subject the eligible option holders to unfavorable tax consequences. If the eligible options are amended the unfavorable tax consequences, as described in Section 14 of this offer to amend, will be eliminated. We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued options to motivate TD AMERITRADE employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of our business.

In the ordinary course of business, from time to time, the Company evaluates acquisition opportunities. Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. TD AMERITRADE has prepared communications regarding this offer and will provide general tax information to eligible option holder with respect to this offer. TD AMERITRADE will not provide tax advice specific to any individual. You must make your own decision about whether to participate in this offer. We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

4.	Procedures for electing to participate in this offer.

Proper election to participate in this offer.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and fax the election form to the Human Resources Department at (402) 827-8921, hand deliver the election form to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or complete the election form online at PeopleSoft, accessible at https://ps.ameritrade.com. The Human Resources Department must receive the properly completed and signed election forms before the expiration date. The expiration date will be 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless we extend the offer. Election forms and related documents may only be submitted online via PeopleSoft, accessible at https://ps.ameritrade.com, hand delivered to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or faxed to the Human Resources Department at (402) 827-8921.

If you participate in this offer, you must tender for acceptance the entire eligible portion of each eligible option grant except as detailed in Section 2 of this offer to amend.

To help you recall your outstanding eligible option grants and give you the tools to make an informed decision, we will provide you with an Election Form listing your eligible options (including the numbers of shares subject to the option and its original exercise price), and the new exercise price that will apply if the eligible option is amended. If you hold an option that is not listed on the Election Form, it may not be tendered for acceptance in the offer.

Your election to participate becomes irrevocable after 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date, except as provided in Section 5 of this offer to amend. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this offer to amend. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you submit an election form, and then decide that you would like to elect to accept this offer with respect to additional options, you must complete a new election form and submit it via fax to the Human Resources Department at (402) 827-8921, hand deliver the election form to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or submit it online via PeopleSoft, accessible at https://ps.ameritrade.com, by the expiration date. This new election form must also list all of the options with respect to which you wish to accept this offer, because your original election form will no longer be valid. You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, is at your risk. TD AMERITRADE intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two business days. Only responses that are complete, signed, and actually received by the Human Resources Department or properly submitted online via PeopleSoft by the deadline will be accepted. Responses may only be submitted via fax, hand delivery, or online via PeopleSoft. Responses submitted by any other means, including e-mail, are not permitted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any acceptance that we reasonably determine is not in good order or that we reasonably determine unlawful to accept. Subject to the terms and conditions of this offer, promptly after the expiration of this offer, we will accept all options for which proper elections are made.

Our receipt of your election form is not by itself an acceptance of your options. For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance of options. We may issue this notice of acceptance by an e-mail or other method of communication. Options accepted will be amended on the expiration date, which we presently expect will be March 23, 2007.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will reasonably resolve all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we reasonably determine are not in good order or that we reasonably determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between TD AMERITRADE and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw options you previously tendered for acceptance only in accordance with the provisions of this section.

If you have previously elected to accept this offer, you may withdraw that election with respect to some or all of these options at any time before the expiration date, which is expected to be 6:00 p.m., Eastern

Daylight Time, on March 23, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 10:00 p.m., Eastern Daylight Time, on April 20, 2007, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options with respect to which you previously have chosen to accept this offer, you must deliver to the Human Resources Department via fax at (402) 827-8921 or hand deliver a withdrawal form to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or submit online via PeopleSoft in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options. Any options you do not withdraw will remain bound pursuant to your prior election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Human Resources Department must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless we extend the offer.

You may not rescind any withdrawal. Your elections with respect to withdrawn eligible options will be deemed not properly made for purposes of the offer, unless you properly re-elect to accept this offer with respect to your eligible options before the expiration date. To re-elect to accept this offer with respect to the withdrawn eligible options, you must fax a new election form to the Human Resources Department at (402) 827-8921, hand deliver a new election form to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or submit a new election form online via PeopleSoft accessible at https://ps.ameritrade.com, before the expiration date by following the procedures described in Section 4 of this offer to amend. This new election form must be properly completed, signed, and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will reasonably resolve all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. TD AMERITRADE intends to confirm the receipt of your withdrawal form and/or any election form by e-mail within two business days. Only responses that are complete, signed, and actually received via fax, hand delivered to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or submitted online by March 23, 2007, the deadline, will be accepted. Responses may be submitted only by fax, hand delivery, or online via PeopleSoft. Responses submitted by any other means, including e-mail, are not permitted.

6.	Acceptance of options for amendment and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options properly tendered for acceptance that have not been validly withdrawn by you before the expiration date.

Subject to the terms and conditions of this offer, if elections properly tendered for acceptance and accepted by us, these options will be amended as of the amendment date, which is on the same date as the expiration date, to reflect the new exercise price. We expect that the expiration date will be March 23, 2007, unless the offer period is extended. We expect that the amendment date will be March 23, 2007, unless the offer period is extended. If the expiration date is delayed, the amendment date will be similarly delayed. Eligible options that you tender for acceptance will be replaced in full by the amended options which will contain the same terms as your original option, except for the new exercise price, and will continue to be subject to the terms and conditions of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan.

For purposes of the offer, we will be deemed to have accepted options that you have tendered and not properly withdrawn by you as of the time when we give oral or written notice to the option holders generally of our acceptance for amendment of the options. This notice may be made by an e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this offer to amend, we currently expect that we will accept promptly after the expiration date all options tendered that are not validly withdrawn by you.

In lieu of the eligible options tendered for acceptance, you will be entitled to receive amended options as described in Section 2 of this offer to amend, subject to any applicable vesting conditions. Eligible options tendered for acceptance will be amended on the amendment date, which is the same date as the expiration date. The amendment date will be March 23, 2007, unless the offer period is extended. Promptly after the expiration of the offer, we will send you a letter or other paperwork regarding your amended options.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule. If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise will no longer be eligible to be amended in this offer. Your options instead will terminate upon exercise in accordance with their terms. Please see Section 14 of this offer to amend for a description of the tax consequences to you of accepting and not participating in this offer.

The proposed regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your options also impose certain requirements regarding whether we can offer a cash payment as consideration for your agreement to increase your exercise price. These proposed regulations do not allow us to make the cash payments in the same calendar year in which the options are amended. Therefore, pursuant to the proposed regulations under Section 409A, the earliest we could have made these cash payments in consideration of your participation in the offer would have been January 1, 2008. However, the applicable SEC rules appear to require that this payment be paid “promptly” following the closing of the tender offer. Consequently, the applicable SEC rules and the requirements of the proposed regulations do not appear to coincide with respect to the permissible timing of any cash payments after the offer, and therefore, we determined that it was in your best interests to provide a cash payment to you under a cash bonus plan we established and paid bonuses under in 2006. Those amounts were already paid to you and have been treated as taxable income in 2006. In order to comply with the proposed regulations under Section 409A, those bonus payments were not made as consideration for your participation in this offer.

Regardless of your participation in this offer, you were paid a cash payment under the cash bonus plan we established in 2006 and you are entitled to keep those amounts as they were paid without any vesting requirements and/or forfeiture conditions and are not contingent on your participation in offer.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the offer,

•	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•	a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•	any person, entity or group has purchased all or substantially all of our assets,

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

•	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of or to set a fixed exercise date on eligible options, or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of TD AMERITRADE that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this offer to amend for a description of the contemplated benefits of the offer to us); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this offer to amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all eligible options tendered for acceptance to the eligible option holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all options tendered for acceptance until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The TD AMERITRADE common stock that underlies your options is traded on the Nasdaq Global Select Market under the symbol “AMTD.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Select Market.

	High	Low

Fiscal Year Ending September 28, 2007
2nd Quarter (through February 20, 2007)	$18.67	$16.07
1st Quarter	$19.69	$15.51
Fiscal Year Ended September 29, 2006
4th Quarter	$19.18	$13.30
3rd Quarter	$22.19	$13.50
2nd Quarter	$26.37	$18.86
1st Quarter	$25.00	$18.93
Fiscal Year Ended September 30, 2005
4th Quarter	$22.25	$18.04
3rd Quarter	$19.00	$9.91
2nd Quarter	$14.38	$10.02
1st Quarter	$14.61	$11.21

On February 20, 2007, the closing sale price of our common stock, as reported by the Nasdaq Global Select Market, was $17.00 per share.

9.	Source and amount of consideration; terms of amended options.

Consideration.

We will amend options tendered for acceptance and accepted and thereby permit you to avoid the adverse tax consequences imposed by Section 409A of the U.S. tax code.

If we receive and accept elections from eligible option holders of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately

592,862 shares of our common stock, less than 1% of the total shares of our common stock outstanding as of February 12, 2007.

General terms of amended options.

If we have accepted your election to amend your options, you will receive the consideration described in Section 2 of this offer to amend. Each amended option will be amended on the amendment date (expected to be March 23, 2007). All amended options will be evidenced by a letter or other paperwork, which will be sent to you promptly after the expiration of the offer.

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan. Our statements in this offer to amend concerning the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and the amended options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, and the forms of option agreement under the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, which have been filed as exhibits to the Schedule TO of which this offer is a part. Please contact the Human Resources Associate Resource Center at phone number (866) 373-3872 to receive a copy of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan, and the forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan.

The purpose of the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “Incentive Plan”) is to advance the interests of the Company by providing an incentive program that will enable the Company to attract and retain employees upon whose judgment, interest and efforts the Company’s success is dependent and to provide them with an equity interest in the success of the Company in order to motivate superior performance. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units.

Authorized Shares.  A total of 42,104,174 shares of our common stock, subject to adjustment as described below (and after taking into account the adjustments necessary to preserve the economic value of outstanding awards as determined immediately prior to the special dividend distribution which occurred on January 24, 2006), have been reserved for the granting of awards. These shares may be currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance. However, shares shall not again become available for issuance under the Incentive Plan if they were (i) withheld or surrendered to satisfy tax withholding obligations of any award, (ii) surrendered in payment of stock option exercise price or (iii) subject to the grant of a stock appreciation right which were not issued upon settlement of the stock appreciation right.

Adjustments to Shares Subject to the Incentive Plan.  In the event of any merger, consolidation, reorganization, spin-off, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of common stock or other change in the corporate structure or capitalization affecting common stock, the number of shares of stock reserved, the type and number of shares of stock which are subject to outstanding awards and the terms of any such outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the board of directors or our Compensation Committee (the “Committee”), in its sole discretion, to preserve the value of benefits awarded or to be awarded to participants.

Administration.  The Incentive Plan will be administered by the Committee. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) if the Internal Revenue Code (“Section 162(m)”), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the Incentive Plan, the Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Committee may, subject to certain limitations on the exercise of its discretion required by Section 162(m), amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the Incentive Plan forbids, without stockholder approval, the repricing of any outstanding option or stock appreciation right through either (i) the cancellation of outstanding options or stock appreciation rights and the grant in substitution therefore of any new award, or (ii) the amendment of outstanding options or stock appreciation rights to reduce the exercise price thereof. The Committee will interpret the Incentive Plan and awards granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Incentive Plan or any award.

Eligibility.  Awards may only be granted to employees of the Company or any present or future parent or subsidiary corporation of the Company and any other business, partnership, limited liability company or other entity in which the Company, or any parent or subsidiary corporation, holds a substantial ownership. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of February 12, 2007, the Company had approximately 4,678 employees, including 10 executive officers, who would be eligible for awards.

Stock Options.  Each option granted must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Incentive Plan.

The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten percent Stockholder”) must have an exercise price equal to at least 110 percent of the fair market value of a share of common stock on the date of grant. Generally, the fair market value of the common stock is the closing market composite price per share on the date of grant as quoted on the Nasdaq Global Select Market. On February 20, 2007, the closing price of the Company’s common stock on the Nasdaq Global Select Market was $17.00 per share.

An option’s exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option (a “cashless exercise”), to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, or by any combination of these. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option is ten years, provided that an incentive stock option granted to a Ten percent Stockholder must have a term not exceeding five years. The Committee will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Stock options are nontransferable by the optionee, other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

Stock Appreciation Rights.  Each stock appreciation right must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Incentive Plan.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the Company common stock between the date of grant of the award and the date of its exercise. The

Company may pay the appreciation either in cash or in shares of common stock. The Committee may grant stock appreciation rights in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Committee. Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. The Company has not granted any stock appreciation rights pursuant to the Incentive Plan.

Restricted Stock Awards.  Each restricted stock award granted must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Incentive Plan. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award. The Company has not granted any restricted stock awards pursuant to the Incentive Plan.

Restricted Stock Units.  The Committee may grant restricted stock units which represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to the Company. The Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. The Company may pay the appreciation either in cash or in shares of common stock. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle a participant to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends paid with respect to common stock.

Performance-Based Compensation.  Performance units and performance shares may also be granted under the Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Committee are achieved or the awards otherwise vest. As described below, the Committee will establish organizational or individual performance goals in its discretion within the parameters of the Incentive Plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units and performance shares. Performance units will have an initial dollar value established by the Committee on or before the grant date. Performance shares will have an initial value equal to the fair market value of common stock on the grant date. The Incentive Plan provides specific measures from which the Committee may base performance goals. Specifically, performance goals to be used for awards shall be chosen from one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of the Company’s common stock, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) gross and net client asset growth, (xvi) gross and net account growth, (xvii) total stockholder return, (xviii) return on capital, (xix) return on assets, (xx) product quality, (xxi) economic value added, (xxii) number of customers, (xxiii) market share, (xxiv) return on investments, (xxv) profit after taxes, (xxvi) customer satisfaction, (xxvii) business divestitures and acquisitions, (xxviii) supplier awards from significant customers, (xxix) new product development, (xxx) working capital, (xxxi) individual objectives, (xxxii) time to market, (xxxiii) return on net assets, and (xxxiv) sales.

Prior to the beginning of any applicable performance period or such later date as permitted under Section 162(m), the Committee will establish one or more performance goals applicable to the award. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will, according to criteria established by the Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other participant. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period. The Company reserves the right to grant awards that do not qualify for the Section 162(m) performance-based exception under Section 162(m).

Individual Award Limitations.  As amended and restated, the Incentive Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year (i) pursuant to options and/or stock appreciation rights is limited to 4,000,000 shares, (ii) pursuant to restricted stock, restricted stock units or performance shares is limited to 2,000,000, and (iii) the maximum which could be issued to any one individual in any fiscal year pursuant to the grant of performance units is $6,000,000. In addition, an individual may be granted options or stock appreciation rights to purchase up to an additional 2,000,000 shares of stock in connection with his or her initial hiring with the Company.

The Committee may adjust the limitations on annual grants to individuals or in connection with an individual’s initial hiring, as well as any performance conditions relating to shares and any other conditions of outstanding awards, in the event of any adjustment to common stock discussed above.

Effect of a Change in Control.  The Incentive Plan provides that in the event of a “change in control” of the Company after the date the stockholders approve this amendment and restatement, the successor corporation will assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award that is granted after the date the stockholders approve this amendment and restatement under the Incentive Plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards granted after the date the stockholders approve this amendment and restatement, such awards will become fully vested and exercisable immediately prior to the change in control, and the Company will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Termination or Amendment.  The Incentive Plan will continue in effect until the first to occur of (1) its termination by the Committee, or (2) the date on which all shares available for issuance have been issued and all restrictions on such shares have lapsed. However, no incentive stock option may be granted on or after February 19, 2016. The Committee may terminate or amend the Incentive Plan at any time, provided that no amendment may be made without stockholder approval if (i) the Committee deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of the Company is then listed or (ii) the amendment purports to reprice stock options or stock appreciation rights. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

United States federal income tax consequences.

You should refer to Section 14 of this offer to amend for a discussion of the United States federal income tax consequences of the amended options and the options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax). We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and are also subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible option holders may be subject to the tax laws in the United States, and also to the tax laws in Canada. If you are subject to the tax laws in Canada, please see the description of the tax consequences of participating in the offer in Schedule C to this offer to amend. We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.	Information concerning the Company.

Our principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127 U.S.A., and our telephone number is (402) 331-7856. Questions regarding how to participate in this offer should be directed to your Human Resources Relationship Manager or the TD AMERITRADE Human Resources Associate Resource Center at (866) 373-3827.

A summary of the financial information included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2006, and Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, each of which is incorporated herein by reference, is attached hereto as Schedule B to this offer to amend. Please see Section 18 of this offer to amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this offer to amend as Schedule A. Certain of our executive officers hold eligible options and are therefore eligible to participate in the offer as eligible option holders. None of our executive officers who hold eligible options were executive officers at the time of the grant of eligible options. None of our directors hold eligible options and therefore none of our directors are eligible option holders.

As of February 12, 2007, our executive officers and directors (21 persons) as a group held options unexercised and outstanding under our Incentive Plan to purchase a total of 5,221,227 of our shares, which represented approximately 69% of the shares subject to all options outstanding under our Incentive Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under our Incentive Plan outstanding as of February 12, 2007 and information regarding the eligible options as of such date:

	Number of Options
	Outstanding	Number of Eligible	Grant Price	Fair Market Value
	Under the	Options as of	of Eligible	of Eligible Options
Name*	Incentive Plan	February 12, 2007	Options	at Grant Date

J. Joe Ricketts	3,597,322	0	—	—
Joseph H. Moglia	0	0	—	—
T. Christian Armstrong	0	0	—	—
R. Jerry Bartlett	31,401	566	$4.25	$4.82
Bryce B. Engel	143,328	973	$4.25	$4.82
Laurine M. Garrity	0	0	—	—
William J. Gerber	142,939	1,297	$4.25	$4.82
Asiff S. Hirji	486,413	0	—	—
Ellen L.S. Koplow	212,603	0	—	—
J. Randy MacDonald	591,008	0	—	—
Michael D. Chochon	16,213	5,351	$9.46	$9.85
W. Edmund Clark	0	0	—	—
Marshall A. Cohen	0	0	—	—
Daniel W. Cook III	0	0	—	—
William H. Hatanaka	0	0	—	—
Mark. L. Mitchell	0	0	—	—
Wilbur J. Prezzano	0	0	—	—
Robert T. Slezak	0	0	—	—
Allan R. Tessler	0	0	—	—
Fredric J. Tomczyk	0	0	—	—
Thomas R. Ricketts	0	0	—	—
Directors and executive officers as a group	5,221,227	8,187	—	—

*	With the exception of J. Joe Ricketts, who owns 47%, J. Randy MacDonald, who owns 8%, Asiff S. Hirji, who owns 6%, Ellen L.S. Koplow, who owns 3%, Bryce B. Engel, who owns 2%, and William J. Gerber, who owns 2%, each executive officer owns less than 1% of the total options outstanding under our Incentive Plan. All directors and executive officers as a group own 69% of the total options outstanding under our Incentive Plan.

In addition to the 8,187 eligible options held by executive officers, there are an additional 584,675 eligible options held by other employees, for a total of 592,862 eligible options.

Neither we, nor to our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving eligible options during the 60 days before and including the commencement of this offer.

12.	Status of options amended by us in the offer; accounting consequences of the offer.

The offer with respect to all eligible options is considered a modification of those options for accounting purposes. As a result, the Company will record incremental compensation expense to the extent that the combination of the fair value of the modified option plus the cash payment made on December 29, 2006 exceeds the fair value of the original option. Incremental compensation cost related to vested options will be recognized immediately. Incremental compensation cost related to unvested options will be recognized over the remaining requisite service period.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Select Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this offer to amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.	Material United States federal income tax consequences.

If You Participate in this Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to participate in this offer and keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible option holders subject to United States federal income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations, which we refer to as the “Code” or “Internal Revenue Code”, as of the date of this offer to amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon your individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you. Certain eligible option holders may be subject to the tax laws in the United States, and also to the tax laws in Canada. If you are subject to the tax laws in Canada, please see the description of the tax consequences of participating in the offer under such tax laws, which is included in Schedule C to this offer to amend. Further, certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax).

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation. You may also contact your Human Resources Relationship Manager or call the Human Resources Associate Resource Center for TD AMERITRADE at (866) 373-3872 with any general questions regarding the terms of this offer.

Amended options.

If you are an eligible option holder who chooses to accept this offer, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the acceptance and amendment of options will be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law. Your amended options will continue to be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award. If you elect to participate in this offer, we believe that your eligible options that are amended will no longer be subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee of TD AMERITRADE at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction. We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer. You may also contact your Human Resources Relationship Manager or call the Human Resources Associate Resource Center for TD AMERITRADE at (866) 373-3872 with any general questions regarding the terms of this offer.

If You Do Not Participate in this Offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer. This discussion is based on the Internal Revenue Code, as of the date of this offer to amend, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each eligible option holder will depend upon your individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. Further, certain states have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax).

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation. You may also contact your Human Resources Relationship Manager or call the Human Resources Associate Resource Center for TD AMERITRADE at (866) 373-3872 with any general questions regarding the terms of this offer.

Your decision not to accept this offer could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your financial, legal and/or tax advisors about your decision not to participate in this offer.

If you do not participate in this offer, you may be subject to potentially adverse tax consequences associated with your eligible options. Section 409A provides that stock options issued with an exercise price less than the related fair market value of the underlying stock on the measurement date for accounting purposes (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% federal tax. The eligible options were granted at a discount and holders of such options may have income recognition and owe an additional 20% federal tax as well as become liable for certain interest penalties. In addition, certain states have adopted laws similar to Section 409A. Consequently, you may also incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discounted stock options (in addition to the federal 20% tax and any federal and state income taxes).

None of your eligible options have fixed exercise dates and therefore they would subject you to income recognition before the options are exercised and would subject you to the additional 20% federal tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the fair market value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% federal tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed.

Example 1:  You were granted an option on October 24, 2001 to purchase 10,000 shares of common stock with an exercise price per share equal to $4.25 per share, with a 4-year vesting schedule. Of the number of shares subject to your option, 7,500 shares vested on or before December 31, 2004 and, therefore are not eligible options subject to this offer. On the option’s original measurement date for accounting purposes, the fair market value of our common stock was $4.82 per share. On October 24, 2005, the remaining 2,500 shares subject to the option vested and on such date the per share fair market value of our common stock was $21.12. As of the offer expiration date, you had not exercised any portion of the option.

On the vesting date, you may have taxable income equal to $42,175 — the difference between $52,800 (2,500 shares that vest times $21.12) and $10,625 ($4.25 multiplied by the 2,500 shares that vest) and owe an additional $8,435 due to the 20% federal tax (20% of $42,175). Additionally, you may owe an interest penalty, with the calculation of the penalty dating back to the vesting, and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Example 2:  You were granted an option on September 25, 2003 to purchase 10,000 shares of common stock with an exercise price per share equal to $9.46 per share, with a 4 year vesting schedule. Of the number of shares subject to your option, 2,500 shares vested on or before December 31, 2004 and, therefore are not eligible options subject to this offer. On the option’s original measurement date for accounting purposes, the fair market value of our common stock was $9.85 per share. On September 25, 2007, 2,500 shares subject to the option vest and on such date the per share fair market value of our common stock is $17.35. As of the offer expiration date, you had not exercised any portion of the option.

On the vesting date, you may have taxable income equal to $19,725 — the difference between $43,375 (2,500 shares that vest times $17.35) and $23,650 ($9.46 multiplied by the 2,500 shares that vest) and owe an additional $3,945 due to the 20% federal tax (20% of $19,725). Additionally, you may owe an interest penalty, with the calculation of the penalty dating back to the vesting date and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

All exercise prices in the examples above reflect adjustments made for the January 2006 $6.00 per share special dividend paid in connection with the acquisition of TD Waterhouse Group, Inc.

If you participate in the offer, you should not be subject to the consequences described above and the offer itself will not cause you to be subject to United States federal income tax purposes. In addition, you may have taxable income when you exercise your amended options or when you sell your shares.

Uncertainty

Unfortunately, the IRS has not issued definitive final regulatory guidance under Section 409A. We are making this offer to amend based on the current guidance provided by the IRS under Section 409A. There is a chance that the final guidance issued by the IRS may provide some relief with respect to certain eligible options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your eligible options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our eligible option holders regarding such guidance.

TD AMERITRADE cannot guarantee any particular tax results related to your options at this time due to the uncertainty of the proposed tax regulations. Because this offer involves complex tax considerations, we urge you to consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer.

15.	Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue an e-mail or other form of communication no later than 6:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this offer to amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of options tendered for acceptance is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before amendment under the offer, that particular option grant is not eligible for amendment. Therefore, if we extend the offer for any reason and if a particular option with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday, or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.	Fees and expenses.

TD AMERITRADE has prepared communications regarding this offer and will provide general tax information to eligible option holders with respect to this offer. TD AMERITRADE will not provide tax advice specific to an individual’s circumstances. We will not pay any fees or commissions to any broker, dealer or other person for soliciting acceptances with respect to this offer.

17.  Additional information.

This offer to amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to amend does not contain all of the information contained in the exhibits to the Schedule TO. We recommend that you review the exhibits to the Schedule TO, and the following materials that we have filed with the SEC, before making a decision on whether to elect to accept this offer with respect to your options:

1. Description of our common stock contained in our registration statement on Form S-3/A (File No. 333-110170), filed with the SEC on November 13, 2003, including any amendment or report filed for the purpose of updating such description;

2. Our Annual Report on Form 10-K for our fiscal year ended September 29, 2006, filed with the SEC on December 7, 2006;

3. Our Quarterly Report on Form 10-Q for the quarter year ended December 31, 2006, filed with the SEC on February 8, 2007;

4. Our definitive proxy statement for our 2007 annual meeting of stockholders, filed with the SEC on January 25, 2007; and

5. Our current reports on Form 8-K filed with the SEC on October 4, 2006, October 24, 2006, October 31, 2006, November 2, 2006, November 9, 2006, November 21, 2006 and January 16, 2007.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this offer to amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at TD AMERITRADE Holding Corporation, 4211 102nd Street, Omaha, Nebraska 68127, U.S.A., Attention: Human Resources Department, or by telephoning the Human Resources Department at (402) 827-8921.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to amend, you should rely on the statements made in the most recent document.

The information contained in this offer to amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule B to this offer to amend is our summary financial information for our fiscal year ended September 29, 2006 and fiscal quarter ended December 31, 2006. Our full financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2006, filed with the SEC on December 7, 2006, and condensed financial statements included in our Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed with the SEC on February 8, 2007, are incorporated herein by reference. Complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov or at www.amtd.com.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your options. TD AMERITRADE has prepared communications regarding this offer and will provide general tax information to eligible option holders with respect to this offer. TD AMERITRADE will not provide tax advice specific to an individual’s circumstances. You should rely only on the information in this document or other documents to which we refer you. Except to the extent above mentioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to amend the Exercise Price of Certain Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

TD AMERITRADE Holding Corporation
February 22, 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF TD AMERITRADE HOLDING CORPORATION

The executive officers and directors of TD AMERITRADE are set forth in the following table:

Name	Position and Offices Held

J. Joe Ricketts	Chairman and Founder
Joseph H. Moglia	Chief Executive Officer and Director
T. Christian Armstrong	Chief Strategy Officer
R. Jerry Bartlett	Chief Information Officer
Bryce B. Engel	Chief Brokerage Operations Officer
Laurine M. Garrity	Chief Marketing Officer
William J. Gerber	Chief Financial Officer
Asiff S. Hirji	President, Client Group
Ellen L.S. Koplow	General Counsel
J. Randy MacDonald	Chief Operating Officer
Michael D. Chochon	Managing Director of Finance, Treasurer
W. Edmund Clark	Vice Chairman
Marshall A. Cohen	Director
Daniel W. Cook III	Director
William H. Hatanaka	Director
Mark. L. Mitchell	Director
Wilbur J. Prezzano	Director
Robert T. Slezak	Director
Allan R. Tessler	Director
Fredric J. Tomczyk	Director
Thomas R. Ricketts	Director

The address of each executive officer and director is: c/o TD AMERITRADE Holding Corporation, 4211 South 102nd Street, Omaha, Nebraska 68127, U.S.A.

Our executive officers are eligible to participate in this offer if they hold eligible options. None of the members of our board of directors are eligible to participate in the offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF
TD AMERITRADE HOLDING CORPORATION

The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2006, filed with the SEC on December 7, 2006, and our Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed with the SEC on February 8, 2007, each of which is incorporated by reference in this offer to amend and may be obtained as provided in Section 17 “Additional Information.”

TD AMERITRADE Holding Corporation

Summary Financial Information
In thousands, except per share amounts and ratios

	Fiscal Year Ended		Three Months Ended
	Sept. 29,	Sept. 30,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005

Summary consolidated statement of income information:
Net revenues	$1,803,531	$1,003,153	$535,176	$277,261
Income before other income and income taxes	775,883	553,492	238,757	140,300
Pre-tax income	857,305	553,492	239,371	140,300
Net income	526,759	339,753	145,633	85,997
Earnings per share — basic	0.97	0.84	0.24	0.21
Earnings per share — diluted	0.95	0.82	0.24	0.21

	As of
	Sept. 29,	Sept. 30,	Dec. 31,
	2006	2005	2006

Summary consolidated balance sheet information:
Segregated cash and investments	$1,561,910	$7,595,359	$319,896
Receivable from brokers, dealers and clearing organizations	4,566,525	3,420,226	5,721,817
Receivable from clients, net	6,970,834	3,784,688	7,633,408
Goodwill and acquired intangible assets	2,788,617	1,028,974	2,789,930
Total assets	16,558,469	16,417,110	17,261,584
Payable to brokers, dealers and clearing organizations	7,022,601	4,449,686	8,024,607
Payable to clients	5,412,981	10,095,837	5,042,393
Long-term obligations	1,710,712	45,736	1,703,549
Total liabilities	14,828,235	14,898,243	15,509,144
Stockholders’ equity	1,730,234	1,518,867	1,752,440
Book value per share	2.85	3.74	2.92

B-1

	Fiscal Year Ended		Three Months Ended
	Sept. 29,	Sept. 30,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005

Ratio of earnings to fixed charges:
Fixed charges:
Brokerage interest expense	$335,820	$141,399	$104,286	$49,754
Interest on borrowings, including amortization of debt issuance costs	93,988	1,967	31,117	648
Estimate of interest within rental expense	12,388	8,202	3,957	3,492

Total fixed charges	$442,196	$151,568	$139,360	$53,894

Earnings:
Pre-tax income	$857,305	$553,492	$239,371	$140,300
Fixed charges	442,196	151,568	139,360	53,894

Total earnings for computation of ratio	$1,299,501	$705,060	$378,731	$194,194

Ratio of earnings to fixed charges	2.9	4.7	2.7	3.6

B-2

SCHEDULE C

GUIDE TO TAX ISSUES IN CANADA

This summary describes the likely income tax consequences associated with the eligible options and participation in the offer by employees who are eligible participants resident in Canada. This summary is intended to be general in nature and is for guidance only. The summary is based on Canadian federal tax law as of November 2006. Tax laws may change at any time. The summary does not discuss all the various laws, rules and proposed tax regulations that may apply. Furthermore, the summary may not apply to any particular individual’s tax or financial situation.

As noted in Section 14 of this offer to amend, we recommend that participants consult their own accountant, tax adviser or independent financial adviser regarding the tax implications of the offer. This summary is not intended to be and should not be construed as legal or tax advice to any particular individual.

The taxation of the acceptance of the offer in Canada is not clear. Acceptance of the offer may be considered a full disposition of the option in exchange for a new option.

If acceptance of the offer in Canada is considered by the Canada Revenue Agency to result in a full disposition of the original option, the eligible participant who accepts the offer will be subject to tax on the consideration for that disposition, that is any cash payment plus the value of the amended option received. This situation would require a valuation of the amended option. If the value of the TD AMERITRADE shares on the date of the amendment is equal to or less than the amended exercise price for TD AMERITRADE shares, the value of the amended option received would probably be considered to be zero, based on the Canada Revenue Agency’s past administrative practice. If, however, the amended exercise price was less than the fair market value of TD AMERITRADE shares on the date of the amendment, then a value would be attributed to the option received, and that value together with the cash received would be included 100% in such option holder’s income. Whether this amount would be included in income in the 2006 or the 2007 calendar year depends on when the option holder is considered to have a legal right to the consideration and to enforce the payment. In this case, the treatment of the option holder going forward would also be affected. For example, if the exercise price as adjusted on the TD AMERITRADE shares is equal to or greater than the fair market value of the TD AMERITRADE shares on the date of the amendment, the option holder could take the position that option agreement as at the date of the amendment (the date of the grant) was a fair market value option and that therefore the deferral (subject to the statutory limits) and 50% deduction rules would apply to him or her on exercise and subsequent sale of his TD AMERITRADE shares. If the exercise price however was less than the value of the TD AMERITRADE shares on the date of the amendment, there would be a discounted option for this purpose and in the future in the year of exercise, 100% of the difference between the exercise price and the fair market value of the TD AMERITRADE shares on the date of exercise would be included in his or her income. Even though previously an amount had been included in the option holder’s income at the time of the exchange of options deemed to occur on the increase in exercise price, there is no clear mechanism in the tax legislation to reduce the benefit in the later year for benefits included in prior periods. There is a general rule which might be relied on that the same income may not be taxed twice but it is not clear that this rule would apply in these circumstances.

Alternatively, acceptance of the offer may be viewed by the Canada Revenue Agency as constituting only a partial disposition of the rights relating to the options for the amount of the cash payment. In this case, the cash payment would be included 100% in the income of the option holder (again there is a timing question in regard to whether the income will be included in the 2006 or the 2007 taxation year of the option holder). The increase in the option price would not otherwise have any tax consequences. On the basis that the TD AMERITRADE option was (originally) a discounted option when issued and the exchange does not result in a new option agreement, the original defect would not be cured (even if the new exercise price is equal to or greater than the fair market value of the TD AMERITRADE shares). Consequently, at the time of exercise of the option, the option holder would be required to include 100% of the difference between the exercise price and the fair market value of the TD AMERITRADE shares acquired in his or her income. There would be no eligibility for deferral until ultimate disposition of the TD AMERITRADE shares and no 50% deduction on the inclusion in income.

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